Amendment #1

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE September 30, 2002

Between

PRUCO LIFE INSURANCE COMPANY

And

SECURITY LIFE OF DENVER INSURANCE COMPANY

This is an ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT (the “Assignment”), dated as of December 1, 2004, by and among PRUCO LIFE INSURANCE COMPANY (the “Assignor”), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (the “Assignee”), and SECURITY LIFE OF DENVER INSURANCE COMPANY (the “Reinsurer”).

WHEREAS, the Reinsurer provides reinsurance coverage to the Assignor in accordance with the terms of the reinsurance agreement referenced above (the “Reinsurance Treaty”); and

WHEREAS, the parties hereto desire to execute this Assignment to evidence the assignment by the Assignor and assumption by the Assignee of the Assignor’s rights and obligations under the Reinsurance Treaty and to effect a full and final release of the Assignor’s rights and obligations under the Reinsurance Treaty effective as of 12:00 a.m., Eastern Time, December 1, 2004 (the “Effective Time”).

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree to the following:

1.    Assignor Assignment of Interests to Assignee. The Assignor hereby transfers, conveys, assigns and sets over to the Assignee, its successors and assigns, all of its rights, obligations, liabilities, title and interest in the Reinsurance Treaty, all effective as of the Effective Time, including those incurred, accrued, or otherwise occurring or arising prior to the Effective Time.

2. Assignee Assumption of Interests from Assignor. Effective as of the Effective Time, the Assignee hereby assumes all of the rights and interests of the Assignor under the Reinsurance Treaty and undertakes to pay, perform and discharge, or cause to be paid, performed or discharged, all of the liabilities and obligations of the Assignor under the Reinsurance Treaty, including those rights, interests, obligations, and liabilities incurred, accrued, or otherwise occurring or arising prior to the Effective Time. It is the intention of the parties that:

a. The Assignee shall be substituted for the Assignor under the Reinsurance Treaty, in the Assignor’s name, place and stead; and

b.     The Assignor shall be deemed to have ceased to be a party to, or the ceding company under, the Reinsurance Treaty and shall have released all of its rights and interests, and shall have been discharged from all obligations and liabilities thereunder to the Reinsurer; and

c. The Reinsurer will conduct business solely with the Assignee, or its designee, with respect to the performance of any and all obligations and liabilities under the Reinsurance Treaty.

3. Reinsurer Consent. Notwithstanding anything to the contrary set forth in the Reinsurance Treaty, the Reinsurer consents to the assignment and assumption set forth in Sections 1 and 2 above.

4. Reinsurer Release of Assignor. As of the Effective Time, the Reinsurer, in consideration of the assumption by the Assignee set forth above and other valuable consideration, the receipt and adequacy whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges the Assignor and the Assignor’s successors and assigns from all liabilities, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, known or unknown, in law or equity, against the Assignor, which the Reinsurer and the Reinsurer’s predecessors, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any rights of the Reinsurer under the Reinsurance Treaty, including any and all of the Assignor’s obligations incurred, accrued, or otherwise occurring or arising prior to the Effective Time. This release under this Section 4 may not be changed orally.

5.      Assignor Release of Reinsurer. As of the Effective Time, the Assignor, in consideration of the consent by the Reinsurer set forth above and other valuable consideration, the receipt and adequacy whereof is hereby acknowledged, irrevocably and unconditionally releases and discharges the Reinsurer and the Reinsurer’s predecessors, successors and assigns from all liabilities, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, known or unknown, in law or equity, against the Reinsurer, which the Assignor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any rights of the Assignor under the Reinsurance Treaty, including any and all of the Reinsurer’s obligations incurred, accrued, or otherwise occurring or arising prior to the Effective Time. This release under this Section 5 may not be changed orally.

6. Further Assurances. At any time and from time to time after the Effective Time, at the request of the Assignee, or of the Reinsurer and without further consideration, the Assignor shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as either the Assignee or the Reinsurer may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to the Assignee the Reinsurance Treaty.

7.  Amendment of Reinsurance Treaty. The Reinsurer and the Assignee agree that the Reinsurance Treaty is amended as of the Effective Time as provided in Exhibit A attached hereto.

8. Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of the Reinsurer, the Assignor and the Assignee and their respective predecessors, successors and assigns, if any. The parties do not intend to create any third party beneficiaries under this Assignment

9.  Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the state of New Jersey without giving effect to its principles or rules of conflict of laws thereof. Any amendment to the Reinsurance Treaty set forth herein shall be subject to the arbitration provision of the Reinsurance Treaty.

10. Counterparts. This Assignment may be signed in multiple counterparts. Each counterpart shall be considered an original instrument, but all of them in the aggregate shall constitute one agreement.

In witness of the above, the Assignor, the Assignee, and the Reinsurer have by their respective officers executed and delivered this Assignment in triplicate on the dates indicated below, with an effective date of December 1, 2004.

PRUCO LIFE INSURANCE COMPANY	SECURITY LIFE OF DENVER INSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:________________________________
Title:_______________________________
Date:_______________________________

By:________________________________
Title:_______________________________
Date:_______________________________